Exhibit 99.1

FOR IMMEDIATE RELEASE
MEDIA CONTACT: JOANNE BRIGANDI, x4240
IR CONTACT:  STEPHEN H. CLARK, x4260
PHONE: 609-561-9000
SEPTEMBER 16, 2010

NJBPU Approves Rate Changes for SJG

Will Benefit Customers and Shareholders

FOLSOM, N.J. – The New Jersey Board of Public Utilities today announced that it has approved changes to South Jersey Gas’ rates that will produce a 3.4 percent decrease in customers’ natural gas bills. This reduction resulted from a collaborative effort among SJG, BPU staff and the Division of Rate Counsel.

The total net reduction in rates will amount to $19.1 million. A typical residential customer, using 100 therms of gas in a winter month, will see a decrease of $4.91 on their monthly bill from $142.56 to $137.64.  The average residential heating customer using 804 therms annually will experience a decrease of $34.88 in their annual energy costs.

The change in rates resulted from two primary components. First, the BPU approved reductions in two of SJG’s rate clauses totaling approximately $39.1 million. Almost all of this amount reflects a reduction in SJG’s Basic Gas Supply Service rates, which has no impact on the utility’s net income. Second, the BPU approved base rates that will add $10.9 million to SJG’s net income annually, reflecting a return on the more than $450 million the company invested to improve its distribution system over the past six years. As approved, SJG’s new base rates were based upon a 51.2 percent equity component in SJG’s capital structure, and a 10.3 percent return on equity.

“We can pass along lower rates because of our ability to purchase lower priced wholesale gas, coupled with effective gas supply portfolio management,”said Edward J. Graham, president and CEO of SJG.  “The infrastructure improvements that we have made support consumers’ ongoing and future demand for natural gas while ensuring that we continue to provide safe, reliable service,” added Graham. “We’re extremely pleased with these rate changes as they benefit both customers and shareholders. The settlement gives us the opportunity to earn on the infrastructure we’ve added and at the same time, provide a total net rate reduction to our customers.”

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SJG - Rate Clause Add 1

South Jersey Gas is the principal subsidiary of South Jersey Industries (NYSE:SJI) and provides natural gas service to about 344,000 residential, commercial and industrial customers in Atlantic, Cape May, Cumberland, Salem, and significant portions of Gloucester, Burlington and Camden counties in New Jersey. Visit http://www.southjerseygas.com to learn more about South Jersey Gas and its programs.

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